Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

Twitter: @WMKSpokesman

WEIS MARKETS REPORTS 1ST QUARTER SALES, COMPARABLE STORE SALES AND NET INCOME INCREASES

Comparable Store Sales have now increased for 15 consecutive quarters

Sunbury, PA (May 7, 2018)  – Weis Markets (NYSE:WMK) today reported its first quarter sales increased 2.8 percent to $876.1 million compared to the same period in 2017 while comparable store sales, adjusted for the holiday shift, increased 1.5 percent.

During the 13-week period ending March 31, 2018, the Company’s net income increased 36.8 percent to $16.2million compared to $11.8 million for the same period in 2017 while first quarter earnings per share increased 36.4 percent to $0.60 compared to $0.44 in 2017. The Company’s first quarter operating income increased 12.8 percent to $22.8 million.

The Company’s first quarter sales benefited from the holiday shift since the Easter sales week occurred in the last week of the first quarter while the slow post-Easter sales week occurred in the second quarter.  In 2017, both the Easter and post-Easter weeks fell in the second quarter.

“Our operating income was positively impacted by store improvements in overall efficiency levels, particularly with inventory management, which resulted in an improved store gross profit rate and our 15th consecutive quarter of comparable store sales increases,” said Jonathan Weis, Weis Markets’ Chairman and Chief Executive Officer. “Our operating income also benefited from store labor efficiencies, in which multiple winter weather events were a contributing factor, and improvements to some of our key marketing and advertising programs. We look to build on our momentum in the coming months.”

At the annual shareholder’s meeting on April 26, 2018, the Company also announced a $101 million growth plan for the construction of two new stores, 20 remodels, four pharmacies and one fuel center.  The first new store opened in Nottingham, MD on April 12. The Company has also expanded and upgraded its Weis 2 Go online ordering service with curbside pick-up. It recently introduced this service in 25 additional stores and currently offers it in 79 locations.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 206 stores in Pennsylvania, Maryland, New Jersey, New York, Delaware, Virginia and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter — 2018
(Unaudited)
(in thousands, except shares and per share amounts)

	13 Weeks Ended		Increase
	March 31, 2018	April 1, 2017	(Decrease)
Net sales	$876,106,000	$852,229,000	2.8%

Income before income taxes	$22,307,000	$21,074,000	5.9%
Provision for income taxes	6,116,000	9,238,000	(33.8)%
Net income	$16,191,000	$11,836,000	36.8%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.60	$0.44	$0.16